Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  April 11, 2008

RICK'S CABARET INTERNATIONAL, INC.
(Exact  Name  of  Registrant  As  Specified  in  Its  Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s  Telephone  Number,  Including  Area  Code)

[THIS AMENDMENT NO. 1 IS FILED SOLELY TO CORRECT
A CLERICAL ERROR IN THE ACQUISITION DATE.]

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On April 11, 2008, our wholly owned subsidiary, RCI Entertainment (Dallas), Inc., completed the acquisition of 100% of the issued and outstanding partnership interest (the “Partnership Interest”) of Hotel Development – Texas, Ltd, a Texas limited partnership (the “Partnership”) and 100% of the issued and outstanding membership interest (the “Membership Interest”) of HD-Texas Management, LLC, a Texas limited liability company, the general partner of the Partnership (the “General Partner”) from Jerry Golding, Kenneth Meyer, and Charles McClure (the “Sellers”).  The Partnership owns and operates an adult entertainment cabaret known as “The Executive Club” (the “Club”), located at 8550 North Stemmons Freeway, Dallas, Texas 75247 (the “Real Property”).  As part of the transaction, our wholly owned subsidiary, RCI Holdings, Inc. (“RCI”), also acquired the Real Property from DPC Holdings, LLC, a Texas limited liability company (“DPC”) from the Sellers.  DPC owns the Real Property where the Club is located.

At closing, we paid a total purchase price of $3,802,050 for the Partnership Interest and Membership Interest, which was paid through the issuance of 50,694 shares of our restricted common stock to each of Messrs. Golding, Meyer and McClure, for an aggregate total of 152,082 shares (collectively, the “Rick’s Club Shares”) to be valued at $25.00 per share.  As consideration for the purchase of the Real Property, RCI paid total consideration of $5,697,950, which was paid (i) $4,250,000 payable $610,000 in cash and $3,640,000 through the issuance of a five year promissory note (the “Promissory Note”) and (iii) the issuance of 57,918 shares of our restricted common stock (the “Rick’s Real Property Shares”) to be valued at $25.00 per share.  The Promissory Note bears interest at a varying rate at the greater of (i) two percent (2%) above the Prime Rate or (ii) seven and one-half percent (7.5%), and is guaranteed by Rick’s and Eric Langan, individually.  A copy of the Promissory Note is attached hereto as Exhibit 10.1.

At Closing, the Parties entered into an Amendment to Purchase Agreement solely to provide for the Sellers to set aside of 10,500 Rick’s Club Shares under an Escrow Agreement for the offset of certain liabilities of the Partnership.  A copy of the Amendment to Purchase Agreement and Escrow Agreement are attached hereto as Exhibits 10.2 and 10.3, respectively.

At Closing, the Sellers entered into Lock-Up/Leak-Out Agreements pursuant to which on or after one year after the closing date, the Sellers shall have the right, but not the obligation to have Rick’s purchase from Sellers an aggregate of 3,621 Shares per month (the “Monthly Club Shares”), calculated at a price per share equal to $25.00 per share (“Value of the Rick’s Club Shares”) until each of the individual Sellers has received a total of $1,267,350 from the sale of the Rick’s Club Shares.  At our election during any given month, we may either buy the Monthly Club Shares or, if we elect not to buy the Monthly Club Shares from the Sellers, then the Sellers shall sell the Monthly Club Shares in the open market.  Any deficiency between the amount which the Sellers receive from the sale of the Monthly Club Shares and the Value of the Rick’s Club Shares shall be paid by us within three (3) business days of the date of sale of the Monthly Club Shares during that particular month.  Our obligation to purchase the Monthly Club Shares from the Sellers shall terminate and cease at such time as the Sellers have received an aggregate total of $3,802,050 from the sale of the Rick’s Club Shares and any deficiency.  A copy of the Lock-Up/Leak-Out Agreement with each of the Sellers (Form of) is attached hereto as Exhibit 10.4.

Additionally, at Closing, DPC entered into a Lock-Up/Leak-Out Agreement pursuant to which on or after one year after the closing date, DPC shall have the right, but not the obligation to have Rick’s purchase from DPC 1,379 Shares per month (the “Monthly Real Estate Shares”), calculated at a price per share equal to $25.00 per share (“Value of the Rick’s Real Estate Shares”) until DPC has received a total of $1,447,950 from the sale of the Rick’s Real Estate Shares.  At our election during any given month, we may either buy the Monthly Real Estate Shares or, if we elect not to buy the Monthly Real Estate Shares from DPC, then DPC shall sell the Monthly Real Estate Shares in the open market.  Any deficiency between the amount which DPC receives from the sale of the Monthly Real Estate Shares and the Value of the Rick’s Real Estate Shares shall be paid by us within three (3) business days of the date of sale of the Monthly Real Estate Shares during that particular month.  Our obligation to purchase the Monthly Real Estate Shares from DPC shall terminate and cease at such time as DPC has received an aggregate total of $1,447,950 from the sale of the Rick’s Real Estate Shares and any deficiency.  A copy of the Lock-Up/Leak Out Agreement with DPC is attached hereto as Exhibit 10.5.

Finally, at Closing each of the Sellers entered a five year Non-Competition Agreement with us pursuant to which they agreed not to compete with us in Dallas County or any adjacent county.  A copy of the Non-Competition Agreement with each of the Sellers (Form of) is attached hereto as Exhibit 10.6.

A copy of the press release related to this transaction is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Number	Description
10.1	Promissory Note
10.2	Amendment to Purchase Agreement
10.3	Escrow Agreement
10.4	Lock-Up/Leak-Out Agreement (Form of)—Sellers
10.5	Lock-Up/Leak-Out Agreement (DPC)
10.6	Non-Competition Agreement (Form of)
99.1	Press release dated April 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

	By:	/s/ Eric Langan
Date: April 17, 2008		Eric Langan
President and Chief Executive Officer